Filed pursuant to Rule 424(b)(3)

Registration No. 333-269778

PROSPECTUS SUPPLEMENT No. 1

(to Proxy Statement/Prospectus dated September 15, 2023)

PROXY STATEMENT FOR SPECIAL MEETING OF
FAST ACQUISITION CORP. II

PROSPECTUS FOR UP TO 27,600,293 SHARES OF CLASS A COMMON STOCK,
UP TO 8,970,878 SHARES OF SERIES A PREFERRED STOCK
AND
9,856,247 WARRANTS
OF FALCON’S BEYOND GLOBAL, INC.

In connection with the business combination among Falcon’s Beyond Global, Inc., a Delaware corporation (“Pubco”), Falcon’s Beyond Global, LLC, a Delaware limited liability company (formerly a Florida limited liability company, the “Company”), FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), and the other parties to the Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by the First Amendment to the Merger Agreement, dated as of June 25, 2023, as further amended by the Second Amendment to the Merger Agreement, dated as of July 7, 2023, and as further amended by the Third Amendment to the Merger Agreement, dated as of September 1, 2023 (as further amended, modified, supplemented or waived from time to time, the “Merger Agreement”), Pubco filed a registration statement on Form S-4 (File No. 333-269778) (as amended, the “Registration Statement”), which included a proxy statement of FAST II and a prospectus of Pubco, and which was declared effective by the Securities and Exchange Commission (“SEC”) on September 15, 2023. Also on September 15, 2023, Pubco filed the definitive proxy statement of FAST II and the final prospectus of Pubco (as supplemented to date, the “Proxy Statement/Prospectus”) with the SEC. This Prospectus Supplement No. 1 (this “Supplement”) updates and supplements the Proxy Statement/Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Proxy Statement/Prospectus with the information contained in Pubco’s Current Report on Form 8-K filed with the SEC on October 12, 2023.  Accordingly, we have attached the 8-K to this Supplement.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits before investing in Pubco’s securities. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 23 of the Proxy Statement/Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION (AS DEFINED IN THE PROXY STATEMENT/PROSPECTUS) OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Supplement to the Proxy Statement/Prospectus is dated November 7, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2023

FALCON’S BEYOND GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41833	92-0261853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6996 Piazza Grande Avenue, Suite 301

Orlando, FL 32835

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (407) 909-9350

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FBYD	The Nasdaq Stock Market LLC
Series A Preferred Stock, par value $0.0001 per share	FBYDP	The Nasdaq Stock Market LLC
Warrants to purchase 0.580454 shares of Class A common stock and 0.5 shares of Series A preferred stock, each at an exercise price of $11.50 per share	FBYDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Terms used in this Current Report on Form 8-K (this “Current Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus (as defined below) in the section entitled “Frequently Used Terms and Basis of Presentation” and such definitions are incorporated herein by reference.

This Current Report incorporates by reference certain information from reports and other documents that were previously filed with the SEC, including certain information from the Proxy Statement/Prospectus. To the extent there is a conflict between the information contained in this Current Report and the information contained in such prior reports and documents incorporated by reference herein, the information in this Current Report controls.

Overview of Transactions

As previously announced, Falcon’s Beyond Global, Inc., a Delaware corporation (“Pubco”), entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among Pubco, FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), Falcon’s Beyond Global, LLC, a Florida limited liability company that has since redomesticated as a Delaware limited liability company (the “Company”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Merger Sub”).

As contemplated by the Merger Agreement and described in the section titled “Proposal No. 1 – The Business Combination Proposal” of the final prospectus of Pubco and definitive proxy statement of FAST II, dated September 15, 2023 (the “Proxy Statement/Prospectus”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 15, 2023, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 (the “SPAC Merger Effective Time”), FAST II merged with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 (the “Acquisition Merger Effective Time”), Merger Sub merged with and into the Company (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with the Company as the surviving entity of such merger. Following the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement (the “Closing”), the direct interests in the Company were held by Pubco and certain holders of the limited liability company units of the Company (the “Company Units”) outstanding as of immediately prior to the Business Combination.

A special meeting of FAST II stockholders was held on September 26, 2023 (the “Special Meeting”), where the FAST II stockholders considered and approved, among other matters, a proposal to approve the Merger Agreement and the Transactions contemplated thereby. Prior to the Special Meeting, 6,772,844 holders of FAST II Class A Common Stock exercised their right to redeem those shares for a pro rata portion of the cash in the FAST II trust account, which equaled approximately $10.63 per share, for an aggregate of approximately $72 million.

As of the close of trading on October 5, 2023, FAST II’s Class A common stock, warrants and units ceased trading on the New York Stock Exchange, and as of the open of trading on October 6, 2023, the Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants began trading on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FBYD,” “FBYDP” and “FBYDW,” respectively.

Immediately prior to the consummation of the Business Combination, on October 4, 2023, (w) all 5,588,422 outstanding shares of FAST II’s Class B common stock, par value $0.0001 per share (the “FAST II Class B Common Stock”), were converted into 5,588,422 shares of FAST II’s Class A common stock, par value $0.0001 per share (the “FAST II Class A Common Stock” and such conversion, the “Class B Exchange”), (x) as previously disclosed, FAST Sponsor II LLC (the “Sponsor”) converted $1.1 million principal amount of working capital loans into 733,333 warrants of FAST II (“Working Capital Warrants”) with the same terms as the FAST II Private Placement Warrants, (y) each unit of FAST II outstanding immediately prior to the SPAC Merger Effective Time was automatically separated and the holder thereof was deemed to hold one share of FAST II Class A Common Stock and one-quarter of one warrant of FAST II (“FAST II Warrant”), and (z) 6,772,844 shares of FAST II Class A Common Stock for which redemption rights were properly exercised and not withdrawn were redeemed for an aggregate of approximately $72 million paid from FAST II’s trust account.

As previously disclosed, immediately prior to the consummation of the Business Combination and pursuant to the terms of the Merger Agreement, on October 4, 2023, the parties to the Merger Agreement confirmed to one another that all conditions to the Closing set forth in Article IX of the Merger Agreement have been satisfied, and expressly waived the conditions that remained unsatisfied on such date through the execution of that certain Waiver of Closing Condition (the “Waiver”), dated as of October 4, 2023, by and among such parties, which is attached hereto as Exhibit 10.34 to this Current Report, and which is incorporated herein by reference. Pursuant to the Waiver, the Company and FAST II each waived the conditions to Closing (1) under Section 9.01(e) of the Merger Agreement that FAST II have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of not less than $5,000,001 remaining upon the consummation of the SPAC Merger, and (2) under Section 9.01(g) of the Merger Agreement that the Company obtain the affirmative vote of a majority of the managers of the Company and all of the members of the Company (but only with respect to the approval of the members), to allow the parties to proceed to Closing.

At the SPAC Merger Effective Time, (1) each outstanding share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange and the shares of FAST II Class A Common Stock redeemed by public shareholders) was automatically cancelled in exchange (the “Conversion”) for 0.580454 shares of Class A common stock, par value $0.0001 per share, of Pubco (“Pubco Class A Common Stock”) and 0.5 shares of 8% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of Pubco (“Pubco Series A Preferred Stock”); (2) the 5,588,422 shares of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange were automatically cancelled in exchange for (A) 5,588,422 shares of Pubco Class A Common Stock and (B) the right to receive 1,162,500 Earnout Shares (in the form of Pubco Class A Common Stock); and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time (including FAST II’s public warrants and private placement warrants, and the Working Capital Warrants) was assumed by Pubco and each resulting whole Pubco Warrant is exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.580454 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock.

At the Acquisition Merger Effective Time, (a) the Sponsor forfeited 4,308,422 shares of Pubco Class A Common Stock and 2,148,913 Pubco Warrants for no consideration; (b) Pubco issued to the Sponsor the 1,162,500 Earnout Shares it was entitled to receive (as described above), which were placed into an escrow account as described below; (c) Pubco issued 4,362,966 shares of Pubco Class A Common Stock to certain holders of Company Units upon the Company’s election to reclassify such units (the “Reclassified Units”) into the right to receive one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of shares of Pubco Class B Common Stock and New Company Units (both as defined below); (d) all issued and outstanding Company Units (other than the Reclassified Units and the Company Financing Units) converted into (x) 46,763,877 shares of Pubco’s non-economic voting Class B common stock, par value $0.0001 per share (the “Pubco Class B Common Stock”), and 46,763,877 limited liability company interests of the Company (the “New Company Units”) and (y) 775,000 Earnout Shares (in the form of Pubco Class A Common Stock), 75,562,500 Earnout Shares (in the form of Pubco Class B Common Stock) and 75,562,500 Earnout Units which were placed into an escrow account for the benefit of certain holders of Company Units pursuant to the Merger Agreement, as described below; (e) all Company Financing Units converted into 5,270,240 shares of Pubco Class B Common Stock and 5,270,240 New Company Units; (f) Pubco elected to convert the principal amount of $2.25 million outstanding under the Infinite Promissory Note into 225,000 shares of Pubco Class A Common Stock; and (g) the units of Merger Sub that were issued and outstanding were converted into and became (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of preferred units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of warrant units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of shares of common stock of FAST II in connection with the exercise of redemption rights, the Class B Exchange and the Conversion.

The Earnout Shares and Earnout Units were deposited into escrow at the Acquisition Merger Effective Time and are to be earned, released and delivered upon satisfaction of, or forfeited and canceled upon the failure of, certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. In connection with the Closing, as of the Acquisition Merger Effective Time, Jefferies LLC assigned all of its rights to receive 775,000 Earnout Shares to Infinite Acquisitions Partners LLC (formerly known as Infinite Acquisitions LLLP and Katmandu Collections, LLLP, “Infinite Acquisitions”), without any payment or other consideration therefor.

The New Company Units and shares of Pubco Class B Common Stock issued in exchange for the Company Units other than the Company Financing Units are subject to lock-up pursuant to the terms of the previously-disclosed Company Lock-Up Agreement, dated as of July 11, 2022, by and between FAST II, Pubco, the Company, and certain members of the Company, until the earlier of (i) 180 days after the Acquisition Merger Effective Time and (ii) the date on which the volume weighted average closing sale price of the Pubco Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period commencing at least 150 days after the Acquisition Merger Effective Time. The New Company Units and shares of Pubco Class B Common Stock issued in exchange for the Company Financing Units are not subject to lock-up. Following the waiver or expiration of the lock-up, if applicable, each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part. Upon any such redemption, Pubco will cancel, for no additional consideration, the corresponding shares of Pubco Class B Common Stock, and such redeemed New Company Units will be exchanged for, at the discretion of a disinterested majority of the board of directors of Pubco (the “Board”), either (i) an equivalent number of shares of Pubco Class A Common Stock (“Share Settlement”) or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock (“Cash Settlement”); provided, however, that Pubco may elect to effect a direct exchange of the redeemed New Company Units for such Share Settlement or Cash Settlement (subject to limitations set forth in the A&R Operating Agreement), in which case Pubco will acquire the redeemed New Company Units and be treated for all purposes as the owner of such units.

1,172,897 shares of Pubco Class A Common Stock not subject to earnout conditions issued to the Sponsor are subject to a two-year lock-up, the remaining 77,103 shares of Pubco Class A Common Stock not subject to earnout conditions issued to the Sponsor are subject to a one-year lock-up (subject to early release if the volume weighted average closing sale price of the Pubco Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period commencing at least 150 days after the Acquisition Merger Effective Time (the “Lock-up Period Early Release Date”), and the Pubco Warrants issued to the Sponsor are subject to a lock-up commencing at the Acquisition Merger Effective Time and ending on the earlier of (i) the date that is 180 days after the Acquisition Merger Effective Time and (ii) the Lock-up Period Early Release Date, in each case pursuant to the terms of the previously-disclosed Amended and Restated Sponsor Lock-Up Agreement, dated as of January 31, 2023, by and between the Sponsor, Company, Pubco and FAST II.

Prior to the Closing of the Business Combination, an aggregate of approximately $67.25 million in financing was provided to the Company by Infinite Acquisitions, an existing equity holder of the Company, including through debt to equity conversions. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.75 million to the Company by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million. Further, holders of an aggregate of $4.75 million of outstanding indebtedness (the “Transferred Debt”) of the Company entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Pubco Series A Preferred Stock and a cash payment of unpaid accrued interest, and Pubco agreed to contribute the Transferred Debt to the Company in exchange for the Company (i) issuing to Pubco a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to Pubco an amount in cash equal to the amount of cash paid by Pubco as accrued interest. The material terms of such financings are described in the sections of the Proxy Statement/Prospectus titled “Proposal No. 1 – The Business Combination Proposal—Financing of the Business Combination” and “Certain Relationships and Related Party Transactions—Company Related Party Transactions—Company and Infinite Acquisitions Credit Agreement.”

The total number of shares of Pubco Class A Common Stock outstanding immediately following the Closing was 7,985,976; the total number of shares of Pubco Class B Common Stock outstanding immediately following the Closing was 127,596,617; the total number of shares of Pubco Series A Preferred Stock outstanding immediately following the Closing was 656,333; and the total number of Pubco Warrants outstanding immediately following the Closing was 8,440,667.

At the SPAC Merger Effective Time, pursuant to the Merger Agreement, Sandy Beall, Ramin Arani, Kevin M. Reddy, Alice Elliot, Michael Lastoria, Steve Kassin, Sanjay Chadda and Cliff Moskowitz, the FAST II directors, became directors of Pubco, and Sandy Beall and Garrett Schreiber, the executive officers of FAST II, became executive officers of Pubco. At the Acquisition Merger Effective Time, pursuant to the Merger Agreement, each of Kevin M. Reddy, Alice Elliot, Michael Lastoria, Steve Kassin, Sanjay Chadda and Cliff Moskowitz resigned as directors of Pubco and each of Sandy Beall and Garrett Schreiber resigned as executive officers of Pubco. Sandy Beall and Ramin Arani, the remaining directors after the foregoing resignations, appointed the persons who would serve as Pubco directors after the Closing and the Board appointed each of the Company’s officers as officers of Pubco, in each case as described in more detail in Item 5.02 below.

The foregoing description of the Transactions does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 to this Current Report, and the full text of the A&R Operating Agreement (as defined below), which is attached hereto as Exhibit 10.2 to this Current Report, each of which is incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

Tax Receivable Agreement

On October 6, 2023, in connection with the consummation of the Transactions and as contemplated by the Merger Agreement, Pubco entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the Company, the TRA Holder Representative, certain members of the Company (the “TRA Holders”) and other persons from time to time party thereto. The material terms of the Tax Receivable Agreement are described in the section of the Proxy Statement/Prospectus titled “Proposal No. 1 – The Business Combination Proposal— Related Agreements—Tax Receivable Agreement.” The foregoing description is qualified in its entirety by the text of the Tax Receivable Agreement, which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

A&R Operating Agreement

On October 6, 2023, in connection with the consummation of the Transactions and as contemplated by the Merger Agreement, Pubco and the other members of the Company, together with the Company, amended and restated the operating agreement of the Company (the “A&R Operating Agreement”), which, among other things, set forth the terms of the Company Units and appointed Pubco as the sole manager of the Company. The material terms of the A&R Operating Agreement are described in the section of the Proxy Statement/Prospectus titled “Proposal No. 1 – The Business Combination Proposal—Related Agreements—A&R Operating Agreement.” The foregoing description is qualified in its entirety by the text of the A&R Operating Agreement, which is included as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Indemnification Agreements

In connection with the consummation of the Transactions, Pubco entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by Pubco of certain expenses and costs relating to claims, suits, or proceedings arising from service to Pubco or, at its request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Escrow Agreement and Stockholder’s Agreement

In connection with the consummation of the Transactions, effective as of October 6, 2023, Pubco, the Company, and the persons receiving Earnout Shares and Earnout Units entered into an escrow agreement (the “Escrow Agreement”) with Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as escrow agent (“Continental”) that governs the escrow of the Earnout Shares and the Earnout Units until such Earnout Shares and Earnout Units vest or are forfeited in accordance with the Escrow Agreement. The foregoing description of the Escrow Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Escrow Agreement, which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

In connection with the Escrow Agreement, Pubco and the persons receiving Earnout Shares entered into a series of stockholder’s agreements, and Pubco, the Company and the persons receiving both Earnout Shares and Earnout Units entered into a series of stockholder’s agreements (each, a “Stockholder’s Agreement”), in each case that sets forth certain voting and lock-up agreements between each such person, individually, and Pubco and the Company (if applicable). The foregoing description of the Stockholder’s Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Stockholder’s Agreement, a form of which is attached hereto as Exhibit 10.11 and is incorporated herein by reference.

Registration Rights Agreement

On October 5, 2023, in connection with the consummation of the Transactions and as contemplated by the Merger Agreement, Pubco, the Sponsor, and certain other stockholders of Pubco entered into a registration rights agreement (the “Registration Rights Agreement”). The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus titled “Proposal No. 1 – The Business Combination Proposal—Related Agreements—New Registration Rights Agreement.” The foregoing description is qualified in its entirety by the text of the Registration Rights Agreement, which is included as Exhibit 10.9 to this Current Report and is incorporated herein by reference.

Falcon’s Beyond Incentive Plan

The information set forth under Item 5.02 of this Current Report is incorporated herein by reference.

Warrant Assignment, Assumption and Amendment Agreement

On October 5, 2023, in connection with the consummation of the Transactions and as contemplated by the Merger Agreement, Pubco, FAST II and Continental entered into the warrant assignment, assumption and amendment agreement (the “Warrant Assignment, Assumption and Amendment Agreement”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the amended and restated warrant agreement, dated as of October 5, 2023 (the “A&R Warrant Agreement”), between FAST II and Continental (including any repurchase rights and cashless exercise provisions) and providing for the delivery of the Alternative Issuance pursuant to Section 4.5 of the A&R Warrant Agreement. The material terms of the Pubco Warrants are described in the section of the Proxy Statement/Prospectus titled “Description of Pubco Securities After the Business Combination – Warrants.” Each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time ceased to be a warrant with respect to FAST II Class A Common Stock and was assumed by Pubco and became a Pubco Warrant pursuant to the Warrant Assignment, Assumption and Amendment Agreement. The foregoing description is qualified in its entirety by the text of the Warrant Assignment, Assumption and Amendment Agreement, which is included as Exhibit 4.3 to this Current Report and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the Introductory Note above is incorporated into this Item 2.01 by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K provides that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as FAST II was immediately before the Transactions, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, Pubco is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to Pubco after the consummation of the Transactions, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the effects of the Business Combination. These statements are based on the beliefs and assumptions of Pubco’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. While Pubco believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Pubco cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements can generally be identified by the use of words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this Current Report and in any document incorporated by reference in the Proxy Statement/Prospectus may include, but are not limited to, statements regarding the development of Pubco’s products, the amount of capital and other benefits to be provided by the Business Combination, estimates and forecasts of other financial and performance metrics, and projections of market opportunity and market share. These statements are based on various assumptions, whether or not identified in this Current Report, and on the current expectations of Pubco’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of Pubco.

These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the likelihood of which could be adversely affected by (1) changes in domestic and foreign business, market, financial, political, and legal conditions in general and in the entertainment industry in particular; (2) volatility in the price of Pubco’s securities; (3) the enforceability of the Company’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; (4) any failure to realize the anticipated benefits of the completed transaction; (5) risks related to the rollout of the Company’s business and the timing of expected business milestones; (6) the effects of competition on the Company’s business; and (7) and those factors discussed in the Proxy Statement/Prospectus under the heading “Risk Factors” and other documents Pubco has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Pubco presently knows, or that Pubco currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, the forward-looking statements reflect Pubco’s expectations, plans, or forecasts of future events and views as of the date of this Current Report. Pubco anticipates that subsequent events and developments will cause Pubco’s assessments to change. However, while Pubco may elect to update these forward-looking statements at some point in the future, Pubco specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as a representation of Pubco’s assessments as of any date subsequent to the date of this Current Report. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Business

Pubco’s business is described in the Proxy Statement/Prospectus in the section titled “Information About the Company,” which is incorporated herein by reference.

Risk Factors

The risks associated with Pubco’s business are described in the Proxy Statement/Prospectus in the section titled “Risk Factors,” which is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the section titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is incorporated herein by reference.

Quantitative and Qualitative Disclosures about Market Risk

Reference is made to the disclosure contained in the Proxy Statement/Prospectus in the section titled “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk,” which is incorporated herein by reference.

Properties

Parks, hotels and other properties of Pubco and its joint ventures are described under the section of the Proxy Statement/Prospectus entitled “Information about the Company — Falcon’s Beyond Destinations.” The table below provides a brief description of other properties owned or leased by Falcon’s Beyond and its joint ventures.

Location	Approximate Size	Use	Business Division
Higüey, la Altagracia, Dominican Republic	43,123 m2	Owned Property for Katmandu Park*	Falcon’s Beyond Destinations
Arona, Tenerife (Spain)	21,260 m2	Owned Property for Hotel Sol Tenerife*	Falcon’s Beyond Destinations
Calvià, Mallorca (Spain)	15,205 m2	Owned Property Sol Katmandu Park and Resort*	Falcon’s Beyond Destinations
Calvià, Mallorca (Spain)	6,600 m2	Leased Golf Course*	Falcon’s Beyond Destinations
Orlando, Florida (headquarters)	16,000 ft2	Leased Office Space	Falcon’s Creative Group, Falcon’s Beyond Destinations, Falcon's Beyond Brands
Orlando, Florida	6,537 ft2	Warehouse	Falcon’s Creative Group
Makati City, Manila (Philippines)	6,772 ft2	Leased Office Space	Falcon’s Creative Group

* Owned through joint venture.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth beneficial ownership of Pubco Class A Common Stock, Pubco Class B Common Stock, and Pubco Series A Preferred Stock following the consummation of the Transactions by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Pubco Class A Common Stock, Pubco Class B Common Stock, or Pubco Series A Preferred Stock;

●	each of Pubco’s current named executive officers and directors; and

●	all executive officers and directors of Pubco, as a group.

The information below is based on an aggregate of 7,985,976 shares of Pubco Class A Common Stock, 127,596,617 shares of Pubco Class B Common Stock and 656,333 shares of Pubco Series A Preferred Stock issued and outstanding as of the consummation of the Transactions. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days. In the table below, shares issuable upon the exercise of Pubco Warrants that are currently exercisable or exercisable within 60 days of the Acquisition Merger Effective Time are considered outstanding and beneficially owned by the person holding such Pubco Warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, percentages presented in the table may not sum to 100%.

Voting power represents the combined voting power of shares of Pubco Class A Common Stock, Pubco Class B Common Stock and Pubco Series A Preferred Stock owned beneficially by such person. On all matters to be voted upon, holders of Pubco Class A Common Stock and Pubco Class B Common Stock will be entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of Pubco common stock vote together as a single class. Holders of Pubco Series A Preferred Stock have the same voting rights as Pubco common stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally.

Unless otherwise indicated, Pubco believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Pubco Class A Common Stock	% Ownership of Pubco Class A Common Stock	Number of Shares of Pubco Class B Common Stock	% of Ownership of Pubco Class B Common Stock	Number of Shares of Pubco Series A Preferred Stock	% of Ownership of Pubco Series A Preferred Stock	% of Total Voting Power
5% Holders
FAST Sponsor II LLC(2)	5,395,622	49.7%	—	0.0%	1,441,123	68.7%	3.9%
Infinite Acquisitions Partners LLC(3)	1,000,000	12.5%	60,809,787	47.7%	—	0.0%	45.4%
Katmandu Ventures, LLC(4)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
CilMar Ventures, LLC, Series A(5)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
Directors and Executive Officers of Pubco
Scott Demerau(4)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
Cecil D. Magpuri (5)	—	0.0%	33,393,415	26.2%	—	0.0%	24.5%
Simon Philips	—	0.0%	—	0.0%	—	0.0%	0.0%
Joanne Merrill	—	0.0%	—	0.0%	—	0.0%	0.0%
Bruce A. Brown	—	0.0%	—	0.0%	—	0.0%	0.0%
Yvette Whittaker	—	0.0%	—	0.0%	—	0.0%	0.0%
David Schaefer	—	0.0%	—	0.0%	—	0.0%	0.0%
Ramin Arani	—	0.0%	—	0.0%	—	0.0%	0.0%
Sandy Beall	—	0.0%	—	0.0%	—	0.0%	0.0%
Jarrett T. Bostwick	—	0.0%	—	0.0%	—	0.0%	0.0%
Doug Jacob	—	0.0%	—	0.0%	—	0.0%	0.0%
All directors and executive officers as a group (11 individuals)	—	0.0%	66,786,830	52.3%	—	0.0%	49.0%

*	Less than one percent

(1)	Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 6996 Piazza Grande Avenue, Suite 30, Orlando, Florida 32835.

(2)	Includes (i) 1,250,000 shares of Pubco Class A Common Stock converted from FAST II Class A Common Stock held at the SPAC Merger Effective Time, (ii) 1,162,500 Earnout Shares which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger and (iii) 1,673,011 shares of Pubco Class A Common Stock and 1,441,123 shares of Pubco Series A Preferred Stock issuable upon the exercise of Pubco Warrants. FAST Sponsor II LLC, the Sponsor of FAST II, is the record holder of such shares. FAST Sponsor II Manager LLC, a Delaware limited liability company, is the manager of the Sponsor and Garrett Schreiber is the sole member of FAST Sponsor II Manager LLC and has sole voting and investment discretion with respect to the securities held by the Sponsor. Shares of Pubco Class A Common Stock also include shares of Pubco Class A Common Stock issuable upon the conversion of the 1,441,123 shares of Pubco Series A Preferred Stock issuable upon the exercise of Pubco Warrants. The Sponsor holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with Pubco pursuant to which the Sponsor agreed to vote or cause to be voted all such Earnout Shares held for the Sponsor's benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of Pubco’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The Sponsor’s business address is 109 Old Branchville Road, Ridgefield, CT 06877.

(3)	Includes 775,000 Earnout Shares (in the form of Pubco Class A Common Stock) assigned to Infinite Acquisitions Partners LLC by Jefferies LLC, 33,266,608 Earnout Shares (in the form of Pubco Class B Common Stock) and 33,266,608 Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Infinite Acquisitions Partners LLC holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with Pubco pursuant to which Infinite Acquisitions Partners LLC agreed to vote or cause to be voted all such Earnout Shares held for Infinite Acquisitions Partners LLC’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of Pubco’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The shares are held of record by Infinite Acquisitions Partners LLC. Infinite Acquisitions Partners LLC is controlled by its general partner, Erudite Cria, Inc. (“Infinite GP”). Investment and voting decisions at Infinite GP with respect to the securities held by Infinite Acquisitions Partners LLC are made by the board of directors of Infinite GP. The directors of Infinite GP are: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite GP, except that the Chairman of the board of directors, Lucas Demerau, has two votes on all matters presented to the board of Infinite GP. Lucas Demerau, Nathan Markey, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau. Their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of the parties with respect to the Pubco Common Stock. Therefore, no individual director of Infinite GP is the beneficial owner, for purposes of the federal securities laws, of the securities held by Infinite Acquisitions Partners LLC. Each of Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau and Infinite GP disclaim beneficial ownership over such securities except to the extent of their individual pecuniary interest therein.

(4)	Includes 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Katmandu Ventures, LLC holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with Pubco pursuant to which Katmandu Ventures, LLC agreed to vote or cause to be voted all such Earnout Shares held for Katmandu Ventures, LLC’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of Pubco’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The shares are held of record by Katmandu Ventures, LLC. Scott Demerau and Julia Demerau control Katmandu Ventures, LLC. Mr. Demerau and Mrs. Demerau are married and each may be deemed to have voting and dispositive control over the shares directly and indirectly controlled by the other. Each of Mr. Demerau and Mrs. Demerau disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein.

(5)	Includes 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. CilMar Ventures, LLC, Series A holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with Pubco pursuant to which CilMar Ventures, LLC, Series A agreed to vote or cause to be voted all such Earnout Shares held for CilMar Ventures, LLC, Series A’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of Pubco’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The Cecil De Los Reyes Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Cecil De Los Reyes Magpuri, Grantor) (“Cecil Magpuri Revocable Trust”) and the Cecil De Los Reyes Magpuri Irrevocable Gift Trust Agreement u/a/d April 18, 2022 (Cecil De Los Reyes Magpuri, Grantor)(“Cecil Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. The Marty Mathers Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Marty Mathers Magpuri, Grantor) (“Marty Magpuri Revocable Trust”) and the Marty Mathers Magpuri Irrevocable Gift Trust Agreement u/a/d April 18, 2022 (Marty Mathers Magpuri, Grantor)(“Marty Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. Marty Mathers Magpuri is the trustee of the Cecil Magpuri Revocable Trust and Cecil De Los Reyes Magpuri is the trustee of the Marty Magpuri Revocable Trust. Christopher Tipay Magpuri is the trustee of the Cecil Magpuri Irrevocable Trust and the Marty Magpuri Irrevocable Trust. Consequently, Mr. and Mrs. Magpuri may be deemed to have controlling voting and dispositive power over the shares held directly by CilMar Ventures, LLC Series A. Mr. and Mrs. Magpuri disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

Directors and Executive Officers

Other than as disclosed in Item 5.02 below, the Company’s directors and executive officers are described in the Proxy Statement/Prospectus in the section titled “Management of Pubco Following the Business Combination,” and to Item 5.02 of this Current Report, which are incorporated herein by reference.

Director Independence

The Board has affirmatively determined that each of Ramin Arani, Sandy Beall, Jarrett T. Bostwick and Doug Jacob is an independent director within the meaning of the listing rules of Nasdaq.

Executive & Director Compensation

The executive and director compensation of Pubco’s named executive officers is described in the Proxy Statement/Prospectus in the section titled “Executive and Director Compensation” and that information is incorporated herein by reference.

Reference is made to the disclosure set forth below in Item 5.02 of this Current Report under the heading “Pubco Incentive Plan,” which is incorporated herein by reference.

Committees of the Board of Directors

Effective as of the Acquisition Merger Effective Time, the standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”).

Effective as of October 6, 2023, the Board appointed Ramin Arani, Sandy Beall and Jarrett T. Bostwick as members of the Audit Committee, appointed Sandy Beall and Jarrett T. Bostwick to serve on the Compensation Committee, and appointed Sandy Beall and Jarrett T. Bostwick to serve on the Nominating Committee. The Board determined that each of Sandy Beall, Doug Jacob, Jarrett T. Bostwick, and Ramin Arani each individually has no material relationship that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director and each was determined to be independent in accordance with the criteria of the listing rules of Nasdaq.

The Board affirmatively determined that each of the members of the Audit Committee, Ramin Arani, Sandy Beall and Jarrett T. Bostwick meets the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1) and qualifies as an “Independent Director” as defined under Nasdaq Listing Rule 5605(a)(2), is financially literate and financially sophisticated and each has not participated in the preparation of the financial statements of Pubco or any current subsidiary of Pubco at any time during the past three years as required under Nasdaq Listing Rule 5605(c)(2)(A). The Board further determined that each of Mr. Beall and Mr. Bostwick qualify as audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K.

The Board affirmatively determined that each of the members of the Compensation Committee, Sandy Beall and Jarrett T. Bostwick, meets the criteria for independence with respect to compensation committee service, in accordance with Nasdaq Listing Rule 5605(d)(2)(A).

The Board affirmatively determined that each of the members of the Nominating Committee, Sandy Beall and Jarrett T. Bostwick, qualifies as an “Independent Director” as defined under Nasdaq Listing Rule 5605(a)(2).

Certain Relationships and Related Party Transactions

Certain relationships and related party transactions of Pubco are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Party Transactions” and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About FAST II—Legal Proceedings” and “Information About the Company—Litigation,” which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants began trading on Nasdaq under the symbols “FBYD”, “FBYDP” and “FBYDW”, respectively, on October 6, 2023. Pubco has not paid any cash dividends on its shares of common stock to date. It is the present intention of the Board to retain all earnings, if any, for use in Pubco business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of Pubco to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time, including certain consent rights in connection with the Strategic Investment. Dividends on shares of Pubco Series A Preferred Stock will be cumulative and will accrue at the rate of 8.0% per annum from the Closing Date until such time as the shares of Pubco Series A Preferred Stock are converted into Pubco Class A Common Stock in accordance with the Certificate of Designation, whether or not any such dividends are declared by the Board. The dividends will be paid quarterly in arrears on or before the fifteenth day after the end of each fiscal quarter.

As of October 6, 2023, following the completion of the Transactions, there were 8,440,667 Pubco Warrants, 7,985,976 shares of Pubco Class A Common Stock, 127,596,617 shares of Pubco Class B Common Stock and 656,333 shares of Pubco Series A Preferred Stock outstanding. Pubco has reserved a total of 7,294,756 shares of Pubco Class A Common Stock for issuance pursuant to the 2023 Incentive Plan (as defined below), subject to certain adjustments set forth therein. As of October 6, 2023, there were 319 record holders of Pubco Class A Common Stock, three record holders of Pubco Class B Common Stock, two record holders of Pubco Warrants and 167 record holders of Pubco Series A Preferred Stock. However, because many of the shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants are held by brokers and other institutions on behalf of stockholders, Pubco believes there are substantially more beneficial holders of Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants than record holders.

Pubco securities are described in the Proxy Statement/Prospectus in the sections titled “Description of Pubco Securities After the Business Combination” and “Market Price, Ticker Symbol and Dividend Information” and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

The information set forth under Item 3.02 of this Current Report is incorporated herein by reference.

Description of Registrant’s Securities to Be Registered

The description of Pubco’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of Pubco Securities After the Business Combination” and is incorporated herein by reference.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth under Item 9.01 of this Current Report is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in the Introductory Note is incorporated into this Item 3.02 by reference. The Company issued certain securities described in the Introductory Note under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction by an issuer not involving a public offering. This included the issuances of (i) Pubco Class B Common Stock and Earnout Shares (in the form of Pubco Class B Common Stock) to Infinite Acquisitions, Katmandu Ventures, LLC and CilMar Ventures, LLC, Series A, (ii) Pubco Class A Common Stock to Infinite Acquisitions upon conversion of the Infinite Promissory Note and (iii) Working Capital Warrants to FAST II.

Item 3.03. Material Modification to Rights of Security Holders.

On October 5, 2023, Pubco filed an Amended and Restated Certificate of Incorporation (“Charter”) and a Certificate of Designations of the Rights and Preferences of the Series A Preferred Stock (“Certificate of Designations”) with the Secretary of State of the State of Delaware, each to be effective on October 5, 2023, and Pubco adopted Amended and Restated Bylaws (“Bylaws”), effective as of October 5, 2023, following a successful non-binding advisory vote by FAST II’s stockholders approving both the Charter and Bylaws. The material terms of the Charter, Certificate of Designations and Bylaws and the general effect upon the rights of holders of Pubco’s capital stock are discussed in the Proxy Statement/Prospectus in the sections titled “Proposal No. 2 – Pubco Organizational Documents Advisory Proposal,” which are incorporated by reference herein.

The Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants are listed for trading on Nasdaq under the symbols “FBYD”, “FBYDP” and “FBYDW,” respectively. The CUSIP numbers relating to the Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants are 306121104, 306121203, and 306121112, respectively.

As disclosed in Item 8.01 below, in accordance with Rule 12g-3(a) under the Exchange Act, Pubco is the successor issuer to FAST II and succeeded to FAST II as registrant and the Pubco Class A Common Stock and Pubco Warrants were deemed to be registered under Section 12(b) of the Exchange Act. The disclosure in Item 8.01 is incorporated by reference herein.

Item 5.01. Changes in Control of Registrant.

The information set forth above under the Introductory Note and Item 2.01 of this Current Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officers and Directors

Effective upon the Acquisition Merger Effective Time, and in accordance with the terms of the Business Combination, each of Scott Demerau, Jarrett T. Bostwick, Simon Philips, Sandy Beall, Doug Jacob, Cecil D. Magpuri and Ramin Arani are the directors of Pubco. The directors of Pubco are divided among the following classes:

●	Scott Demerau, Jarrett T. Bostwick, and Simon Philips are Class I directors serving until the first annual meeting of Pubco’s stockholders after the Closing;

●	Sandy Beall and Doug Jacob are Class II directors serving until the second annual meeting of Pubco’s stockholders after the Closing; and

●	Cecil D. Magpuri and Ramin Arani are Class III directors serving until the third annual meeting of Pubco’s stockholders after the Closing.

Additionally, effective upon the Acquisition Merger Effective Time, the following Pubco executive officers were appointed: Scott Demerau was appointed Executive Chairman, Cecil D. Magpuri was appointed Chief Executive Officer, Simon Philips was appointed President, Joanne Merrill was appointed Chief Financial Officer, Yvette Whittaker was appointed Chief Corporate Officer, David Schaefer was appointed Chief Development Officer, and Bruce A. Brown was appointed Executive Vice President of Legal, General Counsel and Corporate Secretary.

Reference is also made to the disclosure described in the Proxy Statement/Prospectus in the section titled “Management of Pubco Following the Business Combination” for biographical information about each of the directors and officers, other than as disclosed below, following the Transactions, which is incorporated herein by reference. Additionally, interlocks and insider participation information regarding Pubco’s executive officers is described in the Proxy Statement/Prospectus in the section titled “Management of Pubco Following the Business Combination—Compensation Committee Interlocks and Insider Participation” and that information is incorporated herein by reference.

Ramin Arani has served on the Board as an independent director since the closing of the Business Combination. Mr. Arani has decades of experience in fund management and financial operations. Currently, Mr. Arani serves as a senior adviser at merchant bank LionTree. He has also acted as an Operating Partner at &Vest Capital since February of 2022. Previously, Mr. Arani served as the Chief Financial Officer of Vice Media from November 2019 to December 2021. Prior to that, from 1992 to 2018, Mr. Arani worked at Fidelity Management& Research Company, where he was a Portfolio Manager (from May 2000 to September 2018) and managed the Fidelity Trend Fund from 2000 to 2007 and the Fidelity Puritan Fund from 2008 to 2018, and an Analyst& Sector Fund Manager (from July 1992 to May 2000). His financial experience spans a variety of sectors, including consumer, technology, healthcare, financials, industrials, energy, and utilities. Mr. Arani currently serves on the board of directors of Brunello Cucinelli S.p.A. (OTC: BCUCY), LiveOne, Inc. (Nasdaq: LVO) and Courtside Group, Inc. (Nasdaq: PODC), and has previously served on the board of directors of several companies, including Legendary Pictures, Rent the Runway, Goop, Rumble Boxing and Sakara Life, Velocity Acquisition Corp., FAST Acquisition Corp and FAST Acquisition Corp. II. Mr. Arani holds a Bachelor of Arts from Tufts University.

Bruce A. Brown has served as our Executive Vice President of Legal, General Counsel & Corporate Secretary since October 2023. Mr. Brown has over 20 years of legal experience and, prior to joining the company, Mr. Brown served as Senior Vice President, Deputy General Counsel of Hilton Grand Vacations from April 2022 to May 2023. Prior to that, Mr. Brown severed as Vice President and General Counsel of Tupperware Brands from June 2020 to April 2022. From June 2008 to June 2020, Mr. Brown held various positions at Darden Restaurants, Inc., where he most recently served as Vice President, Associate General Counsel and Assistant Secretary. Prior to his time at Darden Restaurants, Mr. Brown held legal positions at Word Fuel Services, NICE Systems, Inc. and American Express Company. Mr. Brown has held additional roles with American Express Company, General Electric Company and Xerox Corporation. Mr. Brown currently serves on the Board of Directors of Community Legal Services located in Orlando, Florida, a not-for-profit organization that promotes equal access to justice. Mr. Brown holds a Bachelor’s degree from Howard University and a J.D. from Howard University School of Law.

Pubco Incentive Plan

Effective as of October 6, 2023, Pubco adopted the 2023 Incentive Plan (the “2023 Incentive Plan”) under which Pubco may grant equity and equity-based incentive awards to officers, employees, non-employee directors and consultants.

Certain employees, directors, officers, advisors or consultants of Pubco or its affiliates are eligible to participate in the 2023 Incentive Plan. The 2023 Incentive Plan is administered by the Compensation Committee, subject to the limitations imposed under the 2023 Incentive Plan and applicable laws. The Compensation Committee generally has the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2023 Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the 2023 Incentive Plan. The Compensation Committee has full discretion to administer and interpret the 2023 Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the 2023 Incentive Plan, and any such determinations or actions taken by the Compensation Committee are final, conclusive and binding upon all persons and entities. The Compensation Committee may delegate to one or more officers of Pubco or any affiliate the authority to act on behalf of the Compensation Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Compensation Committee in the 2023 Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Pubco has reserved a total of 7,294,756 shares of Pubco Class A Common Stock for issuance pursuant to the 2023 Incentive Plan and the maximum number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2023 Incentive Plan is 7,294,756, in each case, subject to certain adjustments set forth therein.

The information set forth in the section entitled “Executive and Director Compensation” of the Proxy Statement/Prospectus is incorporated herein by reference. The foregoing description of the 2023 Incentive Plan and the information incorporated by reference in the preceding sentence does not purport to be complete and is qualified in its entirety by the terms and conditions of the 2023 Incentive Plan and applicable form of restricted stock unit award agreement, which are incorporated by reference to this Current Report as Exhibit 10.12 and 10.13.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report is incorporated in this Item 5.03 by reference.

Copies of the Charter, Bylaws and Certificate of Designations are attached as Exhibits 3.1, 3.2 and 3.3 to this Current Report, respectively, and are incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective upon the Acquisition Merger Effective Time, in connection with the consummation of the Business Combination, the Board adopted a new Code of Business Conduct and Ethics, which is applicable to all employees, officers and directors of the Company, which is available on the Company’s website at https://falconsbeyondglobal.com/, under the “Investor Relations” tab. The information on the Company’s website does not constitute part of this Current Report and is not incorporated by reference herein.

Item 5.06. Change in Shell Company Status.

As a result of the Transactions, FAST II ceased being a shell company when it merged into Pubco upon the completion of the SPAC Merger. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “Proposal No. 1 – The Business Combination Proposal”, which is incorporated herein by reference. Further, the information set forth in the Introductory Note and under Item 2.01 of this Current Report is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 5, 2023, the Company issued a press release announcing the completion of the Business Combination and the first day of trading on Nasdaq, a copy of which is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01, including Exhibit 99.1, are furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Acquiror under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1.

Item 8.01. Other Events.

By operation of Rule 12g-3(a) under the Exchange Act, Pubco is the successor to FAST II. Effective as of the SPAC Merger Effective Time, Pubco succeeded to FAST II as registrant and the Pubco Class A Common Stock and Pubco Warrants were deemed to be registered under Section 12(b) of the Exchange Act. FAST II’s securities were delisted from NYSE as of the close of trading on October 5, 2023 and, following the Acquisition Merger Effective Time, Pubco’s securities were listed on Nasdaq as of the open of trading on October 6, 2023. Accordingly, Pubco filed a new Exchange Act registration statement on Form 8-A12B and was assigned a new SEC file number (001-41833), under which Pubco will hereinafter file reports and other information with the SEC.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Reference is made to the audited financial statements of FAST II as of and for the years ended December 31, 2022 and 2021, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-3 through F-31, which are incorporated herein by reference. Reference is further made to the unaudited financial statements of FAST II as of and for the six months ended June 30, 2023, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-32 through F-61, which are incorporated herein by reference. Reference is further made to the audited financial statements of Pubco as of March 31, 2023 and December 31, 2022, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-62 through F-65, which are incorporated herein by reference. Reference is further made to the unaudited financial statements of Pubco as of and for the six months ended June 30, 2023, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-146 through F-148, which are incorporated herein by reference. Reference is further made to the audited consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-66 through F-98, which are incorporated herein by reference. Reference is further made to the unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 30, 2023, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-149 through F-165. Reference is further made to the audited consolidated financial statements of Producciones de Parques, S.L. as of and for the years ended December 31, 2022 and 2021, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-99 through F-124, which are incorporated herein by reference. Reference is further made to the audited consolidated financial statements of Sierra Parima, S.A.S. as of and for the years ended December 31, 2022 and 2021, and the related notes thereto, included in the Proxy Statement/Prospectus on pages F-125 through F-145, which are incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined financial information of FAST II and the Company as of June 30, 2023 and for the year ended December 31, 2022 and the six months ended June 30, 2023 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

(d)	Exhibits.

Exhibit Number	Description
2.1†	Composite Amended and Restated Agreement and Plan of Merger, dated January 31, 2023, as amended on June 25, 2023, July 7, 2023 and September 1, 2023, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. and Palm Merger Sub, LLC (incorporated herein by reference to Exhibit 2.1 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-269778) filed September 1, 2023).
3.1*	Amended and Restated Certificate of Incorporation of Falcon’s Beyond Global, Inc.
3.2*	Amended and Restated By-Laws of Falcon’s Beyond Global, Inc.
3.3*	Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock.
4.1	Specimen Class A Common Stock Certificate of Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).

Exhibit Number	Description
4.2*	Amended and Restated Warrant Agreement, dated October 5, 2023, by and between FAST Acquisition Corp. II and Continental Stock Transfer & Trust Company.
4.3*	Warrant Assignment, Assumption and Amendment Agreement, dated October 5, 2023, by and among Falcon’s Beyond Global, Inc., FAST Acquisition Corp. II and Continental Stock Transfer & Trust Company.
10.1*	Tax Receivable Agreement, dated October 6, 2023, by and among Falcon’s Beyond Global, Inc., Falcon’s Beyond Global LLC, the TRA Holder Representative, the TRA Holders and other persons from time to time party thereto.
10.2*	A&R Operating Agreement of Falcon’s Beyond Global, LLC, dated October 6, 2023 by and between Falcon’s Beyond Global, Inc. and each member of Falcon’s Beyond Global, LLC.
10.3*+	Form of Indemnification Agreement between Falcon’s Beyond Global, Inc. and each of its officers and directors.
10.4	Amended and Restated Sponsor Lock-Up Agreement, dated January 31, 2023, by and among Falcon’s Beyond Global, LLC, FAST Sponsor II, LLC, and the Securityholders (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).
10.5	Company Lock-Up Agreement, dated July 11, 2022, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. (formerly known as Palm Holdco, Inc.) and each of the members of Falcon’s Beyond Global, LLC identified on the signature pages thereto (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).
10.6	Amended and Restated Sponsor Support Agreement, dated January 31, 2023, by and among FAST Acquisition Corp. II, FAST Sponsor II LLC, and the other parties thereto (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).
10.7	Subscription Agreement, dated July 11, 2022, by and among FAST Acquisition Corp. II, FAST Sponsor II LLC, and the other parties thereto (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).
10.8	Amended and Restated Company Members Support Agreement, dated January 31, 2023, by and among Falcon’s Beyond Global, Inc., Falcon’s Beyond Global, LLC, FAST Acquisition Corp. II, and the other parties thereto ((incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-269778) filed February 14, 2023).
10.9*	Registration Rights Agreement, dated October 5, 2023, by and among Falcon’s Beyond Global, Inc. and each of the stockholders of Falcon’s Beyond Global, Inc. identified on the signature pages thereto.
10.10*†	Earnout Escrow Agreement, dated October 6, 2023, by and among Falcon’s Beyond Global, Inc., Falcon’s Beyond Global, LLC and each of the persons receiving Earnout Shares and Earnout Units identified on the signature pages thereto.
10.11*	Form of Stockholder’s Agreement between Falcon’s Beyond Global, Inc. and each of the persons receiving Earnout Shares and Earnout Units.
10.12*+	Falcon’s Beyond Global, Inc. 2023 Incentive Plan.

Exhibit Number	Description
10.13†	Joint Venture and Shareholders Agreement, dated December 13, 2012, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.14†	First Amendment to Joint Venture and Shareholders Agreement, dated June 28, 2013, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.15†	Second Amendment to Joint Venture and Shareholders Agreement, dated January 29, 2014, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.16	Third Amendment to Joint Venture and Shareholders Agreement, dated May 10, 2014, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.17	Fourth Amendment to Joint Venture and Shareholders Agreement, dated November 25, 2015, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.18	Fifth Amendment to Joint Venture and Shareholders Agreement, dated July 15, 2016, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.19	Sixth Amendment to Joint Venture and Shareholders Agreement, dated December 12, 2016, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.20†	Joint Venture and Shareholders Agreement, dated June 26, 2019, by and between Fun Stuff, S.L. and Meliá Hotels International, S.A. (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.21	Subscription Agreement, dated as of May 10, 2023, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions, LLLP (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.22†	Leisure and Entertainment Services Agreement, dated December 13, 2012, by and between Katmandu Collections, LLLP and Producciones de Parques, S.L. (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).

Exhibit Number	Description
10.23†	Leisure and Commercial Services Agreement, dated June 26, 2019, by and between Katmandu Collections, LLLP and Sierra Parima, S.A. (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-269778) filed May 15, 2023).
10.24†#	House Quest Attraction Hardware Sales Agreement, dated June 20, 2022, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC. (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).
10.25#	Amendment No. 1 to House Quest Attraction Hardware Sales Agreement, dated May 9, 2023, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).
10.26#	Attraction Hardware Sales Agreement, dated November 17, 2021, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).
10.27	First Amendment to Subscription Agreement, dated as of June 23, 2023, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions LLLP (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).
10.28	Credit Agreement, dated December 30, 2021, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions LLLP (formerly Katmandu Collections, LLLP) (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).
10.29	Amendment to Credit Agreement, dated June 23, 2023, by and among Infinite Acquisitions, LLLP (formerly Katmandu Collections, LLLP), Falcon’s Beyond Global, LLC and Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).
10.30	Form of Exchange Agreement by and between the Holders of Debt thereunder and Falcon’s Beyond Global, Inc. (incorporated by reference to Exhibit A to Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-269778) filed June 28, 2023).
10.31*	Contribution Agreement, dated October 6, 2023, by and between Falcon’s Beyond Global, Inc. and Falcon’s Beyond Global, LLC.
10.32†	Subscription Agreement, dated as of July 27, 2023, by and between Falcon’s Beyond Global, LLC and QIC Delaware, Inc. (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-269778) filed August 14, 2023).

Exhibit Number	Description
10.33†	Third Amended and Restated Limited Liability Company Agreement, by and between Qiddiya Investment Company and Falcon’s Beyond Global, LLC (incorporated by reference to Exhibit 10.28 to Amendment No. 5 to the Registration Statement on Form S-4 (File No. 333-269778) filed September 5, 2023).
10.34	Waiver of Closing Conditions, dated October 4, 2023, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. and Palm Merger Sub, LLC (incorporated by reference to Exhibit 10.1 to Falcon Beyond Global Inc.’s Current Report on Form 8-K filed October 11, 2023).
99.1*	Press Release dated October 5, 2023.
99.2*	Unaudited pro forma condensed combined financial information of FAST II and Falcon’s Beyond LLC as of June 30, 2023 and for the year ended December 31, 2022 and the six months ended June 30, 2023.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

†	The annexes schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

#	The Registrant has redacted provisions or terms of this exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). While portions of the exhibit have been redacted, this exhibit includes a prominent statement on the first page of the exhibit that certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2023	FALCON’S BEYOND GLOBAL, INC.

	By:	/s/ Joanne Merrill
	Name:	Joanne Merrill
	Title:	Chief Financial Officer